THE HUMANA INC. DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
Amendment 2025-1

Article 8 of the Humana Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) allows Humana Inc. (the “Company”), by action of the Board, to amend the Plan at any time. Accordingly, the Plan is hereby amended, effective as of January 1, 2026 (“Effective Date”) with respect to Investment Options (as defined in the Plan document) offered to participants in the plan and the default investment option determined by the Plan Administrator (as defined in the Plan document).

1.Section 2.17 is amended to read in its entirety as follows:

“Investment Option” shall mean the investment vehicles in which a Director’s Cash Account shall be deemed invested pursuant to Article 5. The Plan Administrator will determine Investment Options. The Plan Administrator, in its sole discretion, shall be permitted to add or remove Investment Options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change

2.Section 4.2(b)(i) is amended to read in its entirety as follows:

“in the case of a cash dividend, or a dividend of stock of the Company (other than Common Stock) or other property, in each case paid on or after November 1, 2012, additional cash credits will be made to a Director’s Cash Account equal to the cash amount of such dividend per share (or the fair market value, on the date of payment, of dividends per share paid in such stock or other property), multiplied by the aggregate number of Stock Units credited to such Director’s Stock Unit Account, if applicable, and such credits will be initially allocated to the default Investment Option as determined by the Plan Administrator under Section 5.1.”

3.Section 5.1 is amended to read in its entirety as follows:

Investment Options. Each Director shall elect the Investment Options in which Deferral Amounts credited to the Director’s Cash Account shall be deemed to be allocated. A Director’s cash Deferral Amounts may be allocated in one percent increments among one or more of the Investment Options. If the Director allocates less than 100% of his cash Deferral Amounts pursuant to this Section 5.1, unallocated cash Deferral Amounts shall be deemed to be allocated to the default Investment Option as determined by the Plan Administrator. A Director may change the allocation for subsequent Deferral Amounts to his or her Cash Account at any time in such manner as the Plan Administrator may prescribe.

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 1st day of January, 2026, to be effective as of the Effective Date.

HUMANA INC.

By: Joseph C. Ventura             (Print Name)

Its: Chief Legal Officer             (Title)

____/s/ Joseph C. Ventura        (Signature)